Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

To: Rahaxi, Inc. (Formerly Freestar Technology Corporation)

We hereby consent to the incorporation by reference in the Registration Statements No. 333-150300, 333-155919, 333-158348 and 333-162431 on Form S-8, of our report dated November 13, 2009,  which includes an explanatory paragraph regarding the substaintial doubt about the Company's ability to continue as a going concern, which appears in this Annual Report on Form 10-K of Rahaxi, Inc. (Formerly Freestar Technology Corporation) as of and for the year ended June 30, 2009.

/s/ RBSM LLP

New York, New York
November 13, 2009